Exhibit 10.3

EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 1st day of March, 2009(the “Effective Date”), between Green Earth Technologies, Inc. with its principal office at 3 Stamford Landing, Stamford Connecticut (“Company”), and William (Jeff) Marshall having an address at 150 Southfield Ave., Suite 1147, Stamford, CT 06902 (“Employee”).

W I T N E S S E T H:

          WHEREAS, the Company is a consumer goods manufacturer of GREEN products; and

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties agree as follows:

          1.     Employment. The Company shall employ the Employee and the Employee shall serve the Company, upon the terms and conditions hereinafter set forth.

          2.     Term. The term of the Employee’s employment shall commence on the Effective Date and unless terminated earlier or extended as provided below, shall continue for a period of three years from the Effective Date (the “Employment Term”). Upon the expiration of the initial employment term and on each anniversary date thereafter, the employment of Employee shall be renewed and extended for additional successive one year terms unless either party provides written notice to the other party, of his or its, as the case may be, desire to terminate the Agreement at least thirty (30) days prior to each renewal date.

          3.     Duties. During the Employment Term, the Employee shall have such duties, functions, authority and responsibilities normally associated with the positions and offices of Chairman and Chief Executive Officer. During the Employment Term, the Employee shall devote his full attention and business time to the business and affairs of the Company and the Employee will use his best efforts to perform faithfully and efficiently, and to discharge, the Employee’s responsibilities and duties under the Agreement. Notwithstanding the foregoing, the

Employee may devote such time to manage his personal affairs and to serve on community, corporate, civic, professional or charitable boards or committees, so long as such activities do not unreasonably interfere with the performance of the Employee’s duties and responsibilities under the Agreement.

          4.     Compensation, Restricted Shares, Bonus and Employee Benefits.

The Employee’s base salary during the initial term of employment shall be no less than $150,000 payable in accordance with the Company’s payroll practices as in effect from time to time. A bonus of $50,000 is payable on successful completion of a $5 million raise. The Employee’s base salary will be reviewed annually by the Compensation Committee of the Board (the “Committee”) and/or by the Company’s Board of Directors (the “Board”) to determine whether an increase is warranted or appropriate. Pursuant to an Employment Letter dated January 5th 2008 the Company has issued to the Employee (i) 4,000,000 shares of Common Stock (shares already vested) and; (ii) 6,000,000 shares of Common Stock vesting 2,000,000 shares on January 5th 2009, 2010 and 2011, respectively. The Employee also will be entitled to be considered for bonus awards each year under the Company’s then existing incentive compensation program or bonus awards program, which may take into account individual and Company-wide performance, or such other performance criteria as the Committee and/or the Board may from time to time apply.

          5.     Benefits. During the Employment Term, the Employee shall have the right to participate in such health and disability insurance plans which the Company may provide to its senior Employee officers and for which the Employee is eligible (e.g., long term disability, life insurance and medical insurance for the Employee and his dependents). During the Employment Term, the Employee will be entitled to four weeks of paid vacation per annum. Such vacation may be taken in the Employee’s discretion with the prior approval of the Company, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

          6.     Business Expenses. The Company will provide the Employee all reasonable travel, entertainment and other expenses incident to the performance of the Employee’s duties or the rendering of services incurred on behalf of the Company by the Employee during the Employment Term shall be paid by the Company.

          7.     Termination. Notwithstanding the provisions of Section 2 hereof, the Employee’s employment with the Company may be earlier terminated as follows:

                         (a)     By action taken by the Board, the Employee may be discharged for cause (as defined below), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this Section 7(a), the Company shall have no further obligation or duties to the Employee, except for payment of accrued salary, bonus and benefits payable to the Employee through the date of termination of employment, and the Employee shall have no further obligations or duties to the Company, except as provided in Section 8.

                         (b)     In the event of (i) the death of the Employee or (ii) by action of the Board in the event of the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for ay 180 consecutive day period during the Employment Term, during which 180 day period salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee’s employment under this Section 7(b), the Company shall have no further obligations or duties to the Employee, except for payment of accrued salary, bonus and benefits payable to the Employee through the date of termination of employment, and the Employee shall have no further obligations or duties to the Company, except as provided in Section 8. However, in the event of termination of the

Employee’s employment pursuant to this Section 7(b), on the date of the death of the Employee or the 181rst day after the Employee is deemed physically or mentally disabled for the purposes of this Agreement, all common stock awards, stock options and other awards shall immediately vest and in the case of stock options remain exercisable by the Employee or the Employee’s representative or Estate for the period of the lesser of (i) the original term of the stock option or (ii) five years.

                         (c)     In the event that (i) there is a change of control of the Company (as defined below), and the Agreement is terminated by either the Employee or the Company for whatever reason (other than for the reasons specified in Section 7(a) and (b) hereof) within the Employment Term; or (ii) the Company terminates this Agreement during the Employment Term for any reason other than those covered by Section 7(a) or (b); or (iii) the Employee terminates the Agreement for “Good Reason” (as defined below), the Company shall pay to the Employee (or, following his death, to the Employee’s heirs, administrators or executors), in addition to the payment of unpaid base salary, and accrued bonus and benefits payable to the Employee through the date of termination of employment, (a) if such termination occurs before the first twelve months of the Term, an amount equal to 12 months’ worth of the Employee’s base salary as in effect immediately prior to such termination, or (b) if such termination occurs after the first anniversary of the Effective Date, an amount equal to 24 months’ worth of the Employee’s base salary as in effect immediately prior to such termination The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

                         Such payments shall be delivered in monthly or semi-monthly installments over a two year period. In addition, the Company shall also, during the 24 month period following Employee’s termination due to this Section 7(c): (i) maintain health benefits for the Employee and his dependents for such period or until Employee obtains full-time employment with an employer that provides comparable health coverage; (ii) continue other benefit payments for such period; (iii) allow the Employee to elect to make contributions to the Company’s 401k Plan, however, such contributions will not receive any Company Matching Contribution in effect at that time; (iv) allow Employee’s unvested common stock specified in Section 4(ii) to immediately vest; and (v) any stock options granted under the Company’s Stock Plans shall immediately vest and remain exercisable for the period of the lesser of (i) the original term of the stock option or (ii) five years (collectively, the “Severance Benefits.”).

                         (d)     For purposes of this Agreement, the Company shall have “cause” to terminate the Employee’s employment under this Agreement upon (i) the failure by the Employee to substantially perform his duties under the Agreement, (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony, or (iv) gross negligence on the part of the Employee. The Company shall give written notice to the Employee, which notice shall specify the grounds for the proposed termination and the Employee shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (iv) above.

                         (e)     For purposes of this Agreement, a “change of control of the Company” shall mean the occurrence of (i) the acquisition by an individual, entity, or group of the beneficial ownership of 50% or more of (1) the outstanding common stock, or (2) the combined voting power of the Company’s voting securities; provided, however, that the following acquisitions will not constitute a “change of control”: (x) any acquisition by any employee benefit plan of the

Company or any affiliate or (y) any acquisition by any corporation if, immediately following such acquisition, more than 50% of the outstanding common stock and the outstanding voting securities of such corporation is beneficially owned by all or substantially all of those who, immediately prior to such acquisition, were the beneficial owners of the common stock and the Company’s voting securities (in substantially similar proportions as their ownership of such Company securities immediately prior thereto); or (ii) the approval by the Company’s stockholders of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Company’s voting securities beneficially own, immediately after such transaction, more than 50% of the outstanding common stock and voting securities of the corporation resulting from such transaction (in substantially the same proportions as their ownership, immediately prior thereto, of the Common Stock and the Company’s voting securities); or (iii) the approval by the Company’s stockholders of the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary of the Company.

                    (f)     For purposes of this Agreement, “Good Reason” shall mean either (i) a material breach of the Agreement by the Company, (ii) a material reduction in Employee’s duties or the assignment of duties to Employee that are materially inconsistent with the duties and positions set forth in Section 3 hereof; or (iii) the relocation of the Company’s offices more than 45 miles from its current location. If the Employee terminates this Agreement pursuant to Section 7(c) for “Good Reason,” the Employee shall give written notice to the Company, which notice shall specify the grounds for the proposed “Good Reason” and the Company shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (ii) above.

                    (g)     In the event that the Company decides not to renew the Agreement pursuant to Section 2 hereof, the Company will pay the Employee a payment equal to (x) 12 months’ worth of the Employee’s base salary as in effect immediately prior to such termination plus (y) the average of the last two cash bonuses paid to the Employee; paid in 12 equal monthly installments over a one year period and will maintain the Severance Benefits as described in Section 7(c) during such period. Notwithstanding the foregoing, if the Agreement is terminated pursuant to this Section 7(g), all common stock awards, stock options and other awards under the Company’s stock option plans shall immediately vest and in the case of stock options remain exercisable for the period of the lesser of (i) the original term of the stock option or (ii) five years.

          8.      Confidentiality; Noncompetition.

                         (a)     The Company and the Employee acknowledge that the services to be performed by the Employee under the Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (oral or written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 8(a), including, but not limited to, information relating to: trade secrets, proprietary information, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that he will not, during his employment or subsequent to the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Company, without the prior written consent of Company; provided, however, that the Employee understands that Employee will be prohibited from misappropriating any trade secret at any time during or after the termination of employment. At no time during the Employment Term or thereafter shall the Employee directly or indirectly, disparage the commercial, business or financial reputation of the Company.

                         (b)     In consideration of Company’s hiring Employee, the payment by the Company to the Employee as described below and for other good and valuable consideration, the Employee hereby agrees that he shall not, during the Employment Term and for a period of one (1) year following such employment (the “Restrictive Period”), directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities.

                         (c)     For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraph 8(b) above shall serve as a prohibition against him, during the Restrictive Period, from:

     (1)     directly or indirectly, contacting, soliciting or directing any person, firm, or corporation to contact or solicit, any of the Company’s customers, prospective customers, or business partners for the purpose of selling or attempting to sell, any products and/or services that are the same or substantially similar to the products and services provided by the Company to its customers during the Restrictive Period. In addition, the Employee will not disclose the identity of any such business partners, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever;

     (2)     directly or indirectly, engaging or carrying on in any manner (including, without limitation, as principal, shareholder, partner, lender, agent, employee, consultant, or investor (other than a passive investor with less than a five percent (5%) interest) trustee or through the agency of any corporation, partnership, limited liability company, or association) in any business that is in competition with the engaged in any business in competition with the business of the Company; or

     (3)     soliciting on his own behalf or on behalf of any other person, the services of any person who is an employee of the Company, or soliciting any of the Company’s employees to terminate employment with the Company.

                         (d)     Upon the termination of the Employee’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession or under the control of the Employee including all copies thereof, shall be promptly returned to the Company.

                         (e)     The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 8, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

                         (f)     The rights and remedies enumerated in Section 8(e) shall be independent of the other, and shall be enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                         (g)     If any provision contained in this Section 8 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                         (h)     This Section 8 shall survive the termination of this Agreement.

                         (i)     It is the intent of the parties hereto that the covenants contained in this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 8 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

          9.     Prior Agreements. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto respecting the employment of Employee by the Company, including, without limitation, the Employment Letter dated January 5th 2008.

          10.     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at his or its address as set forth in the beginning of this Agreement. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party in the manner above provided.

          11.     Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the executors, administrators, successors and legal representatives of Employee and shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Employee may not delegate or assign his duties or rights under this Agreement.

          12.     Waiver. Waiver by either party hereto of any breach or default by the other party in respect of any of the terms and conditions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

          13.     Complete Understanding: Amendment and Termination. This Agreement constitutes the complete understanding between the parties with respect to the employment of Employee hereunder and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto provided, however, that the waiver by either party hereto of compliance with any provision hereof or of any breach or default by the other party hereto need be signed only by the party waiving such provision, breach or default.

          14.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same Agreement.

          15.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GREEN EARTH TECHNOLOGIES, INC.

By: Jeff Marshall
Its: Chairman and Chief Executive Officer
Date: March 1, 2009

Janet Jankura
Its: Chair of Compensation Committee
Date: March 1, 2009